EXHIBIT 2.2
STOCKHOLDER LOCK-UP AGREEMENT

THIS STOCKHOLDER LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of July 15, 2013, between ThermoGenesis Corp., a Delaware corporation (“Thermo”), and the undersigned stockholder (the “Stockholder”) of TotiPotentRX Corporation, a California corporation (“RX”).

RECITALS

A.                Thermo and RX have entered into an Agreement and Plan of Merger and Reorganization of even date herewith (the “Merger Agreement”), which provides for the merger (the “Merger”) of RX with and into Thermo with Thermo as the surviving corporation and all outstanding capital stock of RX being converted into common stock of Thermo, as set forth in the Merger Agreement; and

B.                  In consideration of the execution of the Merger Agreement by Thermo, Stockholder (in Stockholder’s capacity as such) agrees to only transfer Stockholder’s shares as permitted herein.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.	Certain Definitions. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

(a)            “Closing Date” shall have the meaning set forth in the Merger Agreement.

(b)            “Expiration Date” shall mean the earlier to occur of (i) the Termination Date or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

(c)            “Person” shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

(d)            “RX Shares” shall mean all securities of RX (including all shares of common stock, preferred stock and all options, warrants and other rights to acquire shares of common stock and preferred stock) owned by Stockholder as of the date of this Agreement or acquired after the date of this Agreement and prior to the Expiration Date.

(e)            "Termination Date" shall mean such date and time as the Merger Agreement shall be terminated pursuant to Article X thereof.

(f)            “Thermo Shares” shall mean: (i) shares of common stock of Thermo acquired by Stockholder in the Merger; and (ii) shares of capital stock of Thermo acquired by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like with respect to the shares in (i) above.

(g)           “Transfer”.  A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, assigns, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

2.                   Transfer of RX Shares.

(a)           Transfer Restrictions.  Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date, Stockholder shall not cause or permit any Transfer of any of RX Shares except pursuant to the Merger or Transfers of less than 4% of the outstanding Common Stock of RX to other shareholders of RX.

(b)           Transfer of Voting Rights.  Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date, Stockholder shall not deposit (or permit the deposit of) any RX Shares in a voting trust or grant any proxy or enter into similar agreement with respect to any of RX Shares.

3.                   Agreement Not to Exercise Appraisal Rights.  Stockholder agrees not to exercise any rights (including, without limitation, under Section 1300 of the California Corporations Code) to demand appraisal of any RX Shares which may arise with respect to the Merger.

4.                   Directors and Officers.  Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict Stockholder from acting in Stockholder’s capacity as a director or officer of RX (it being understood that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of RX).

5.                   No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Thermo any direct or indirect ownership or incidence of ownership of or with respect to any RX Shares.  All rights, ownership and economic benefits of and relating to RX Shares shall remain vested in and belong to Stockholder, and Thermo shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of RX pursuant hereto or exercise any power or authority to direct Stockholder in the voting of any of RX Shares.

6.                   Transfer of Thermo Shares.

(a)            Stockholder hereby agrees that until the second annual anniversary of the Closing Date,  Stockholder will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Thermo Shares or (ii) enter into any swap or other agreement that transfers or relates to Thermo Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Thermo Shares or such other securities, in cash or otherwise.

(b)           In furtherance of the foregoing, Stockholder further agrees that until the second annual anniversary of the Closing Date (i) Thermo is authorized to place "stop orders" on its books to prevent any transfer of Thermo Shares or other securities of Thermo held by Stockholder in violation of this Agreement, and (ii) Thermo and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement.

(c)            Notwithstanding the restrictions under Section 6(a), but subject to Section 6(f):

(i)            Section 6(a) shall not apply to sale(s) by Stockholder during the one-year period following the Closing Date of up to 25% of the total Thermo Shares issued to Stockholder on the Closing Date pursuant to the Merger (including any shares of capital stock of Thermo acquired by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like with respect to such 25% of the shares) to the extent such sale(s) are necessary to allow Stockholder to satisfy Stockholder’s indemnification obligations under the Merger Agreement;

(ii)           from the first anniversary of the Closing Date until the second anniversary of the Closing Date, Stockholder may Transfer up to 25% of the total Thermo Shares issued to Stockholder on the Closing Date pursuant to the Merger (including any shares of capital stock of Thermo acquired by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like with respect to such 25% of the shares)(the amount of Thermo Shares that Stockholder may Transfer under this Section 6(c)(ii) is not reduced by Transfers under Section 6(c)(i));

(iii)         Stockholder may Transfer Thermo Shares in connection with an offer made to all stockholders of Thermo in connection with any merger, consolidation, tender offer or similar transaction involving Thermo or the purchase (but not the sale) of Thermo Shares upon the exercise of options or warrants; and

(iv)         Stockholder may Transfer Thermo Shares to family trust or an entity controlled by Stockholder, provided that such trust or entity agrees in writing to the restrictions on Transfer applicable to Stockholder under this Section 6 and the 25% limitations under Sections 6(c)(i) and (ii) shall apply collectively to all Thermo Shares held by Stockholder, such family trust and such entity controlled by Stockholder;

(v)          Stockholder may Transfer Shares to Thermo; and

(vi)        Stockholder may Transfer Thermo Shares to persons or entities who were shareholders of RX immediately prior to the Merger up to a total of 4% of the total number of shares of common stock of Thermo issued in the Merger (the amount of Thermo Shares that Stockholder may Transfer under this Section 6(c)(vi) is not reduced by Transfers under Section 6(c)(i) and 6(c)(ii) but is reduced, to the extent RX Shares were transferred to RX Shareholders, at the rate equal to the Thermo Shares such RX Shares were exchanged for pursuant to the Merger Agreement).

(d)          Until the second annual anniversary of the Closing Date, the certificates representing Thermo Shares shall be marked with restrictive legends as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AS SET FORTH IN AN AGREEMENT BETWEEN ISSUER AND THE REGISTERED HOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF ISSUER.

The certificates evidencing any Thermo Shares Transferred pursuant to Section 6(c)(i), 6(c)(ii) or 6(c)(iii) or 6(c)(vi) shall be issued without the legend set forth in this Section 6(d).

(e)           After the second annual anniversary of the Closing Date, at the request of Stockholder and tender of the certificates evidencing the Thermo Shares, Thermo will cause new certificates to be issued to Stockholder without the legend set forth in Section 6(d) within 10 days of such tender.

(f)            If requested by Thermo and an underwriter or placement agent for a financing involving the sale of Thermo’s securities (“Financing”), Stockholder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any securities of Thermo held or controlled by Stockholder (other than those included in the registration, if the financing is a registered offering) during the one hundred eighty (180) day period following (i) the effective date of a registration statement of Thermo filed under the Securities Act, if the Financing is a public offering, or (ii) the sale of Thermo securities in the Financing, if the Financing is a private placement transaction; provided that all executive officers and directors of Thermo (other than Stockholder) are bound by and have entered into similar agreements with respect to the Financing.  Thermo may impose stop-transfer instructions with respect to the Thermo securities subject to the foregoing restriction.  Stockholder agrees to execute a market standoff agreement with such underwriters or placement agents in customary form consistent with the provisions of this Section.  The foregoing covenants of this Section shall be binding upon any transferees of Thermo securities transferred by Stockholder unless such transferees acquired Thermo common stock from Stockholder in an open market transaction, in a registered public offering, pursuant to a Transfer permitted by Section 6(c)(i), 6(c)(ii) or 6(c)(vi), provided such transferee is not an affiliate of or controlled by Stockholder, and Stockholder agrees to cause such transferees to agree to the terms of this Section.  This Section 6(f) shall terminate on the earlier to occur of (a) the third anniversary of the Closing Date and (b) the closing of a transaction described in Section 6(c)(iii); provided Stockholder is selling all of his remaining Thermo Shares in such transaction.

7.                    Representations and Warranties of the Stockholder.

(a)           Power; Binding Agreement.  Stockholder has full power and authority to execute and deliver this Agreement, to perform Stockholder's obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Thermo, constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms.

(b)           No Conflicts.  Except for filings under the Exchange Act, no filing with, and no permit, authorization, consent, or approval of, any state or federal public body or authority (“Governmental Entity”) is necessary for the execution of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated by this Agreement.  None of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated by this Agreement or compliance by Stockholder with any of the provisions of this Agreement shall (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation of any kind to which Stockholder is a party or by which Stockholder or any of its properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to Stockholder or any of Stockholder's properties or assets.

(c)           Ownership of RX Shares.  Stockholder (i) is the beneficial owner of RX Shares indicated on the signature page of this Agreement, which are free and clear of any liens, adverse claims, charges, security interests, pledges or options, proxies, voting trusts or agreements, understandings or agreements, or any other rights or encumbrances whatsoever (“Encumbrances”) (except any Encumbrances arising under securities laws or arising hereunder); and (ii) does not beneficially own any securities of RX or any subsidiary or affiliate of RX, other than RX shares indicated on the signature page of this Agreement.

(d)           Power.  Stockholder has or will have sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of Stockholder's RX Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

(e)           No Finder’s Fees.  No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Stockholder.

(f)             Reliance by Thermo. Stockholder understands and acknowledges that Thermo is entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement.

8.              Certain Restrictions.

(a)           No Solicitation.  Stockholder will not, and will cause its investment bankers, attorneys, accountants, and other agents and representatives (such partners, investment bankers, attorneys, accountants, agents and representatives of any person are collectively referred to as the “Representatives” of such person) not to, directly or indirectly (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal (as defined in the Merger Agreement) or any inquiry with respect thereto or (ii) in the event of any unsolicited Acquisition Proposal for RX or any affiliate of RX, engage in negotiations or discussions with, or provide any information or data to, any person (other than Thermo, any of its affiliates or representatives) relating to any Acquisition Proposal.  Stockholder will, notify Thermo orally and in writing of any such offers, proposals, or inquiries relating to the purchase or acquisition by any person of RX Shares (including, without limitation, the terms and conditions thereof and the identity of the person making it), within 24 hours of the receipt of such offers.  Stockholder will, and will cause its Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any parties conducted prior to the date of this Agreement without respect to any Acquisition Proposal relating to RX, other than discussions or negotiations with Thermo and its affiliates and their Representatives.

(b)           Certain Actions.  Prior to the termination of this Agreement, Stockholder agrees not to, directly or indirectly, take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect.

9.                    Legending of RX Shares.  If so requested by Thermo, Stockholder agrees that RX Shares shall bear a legend stating that they are subject to this Agreement.

10.                 Additional Legend of Thermo Shares. Stockholder understands and hereby acknowledges that Stockholder has been advised that (i) Stockholder may be deemed to be an “affiliate” of Thermo, as the term “affiliate” is used in the Securities Act and (ii) the resale of Thermo Shares shall therefore be subject to restrictions under the Securities Act related to an “affiliate”.  Accordingly, Stockholder agrees that Thermo may place on the certificates, or any substitutions thereof, representing such Thermo Shares, a legend stating that such shares are subject to affiliate restrictions.  Notwithstanding the foregoing, if Stockholder (i) is not an officer or director of Thermo and has not been an officer or director of Thermo for at least three months, (ii) provides evidence reasonably satisfactory to Thermo that Stockholder holds of record and beneficially less than ten percent (10%) of the outstanding shares of Thermo’s common stock and (iii) if Stockholder holds of record and beneficially more than five 5% of the outstanding shares of Thermo's common stock, Stockholder  provides to Thermo an opinion from Stockholder’s legal counsel that Stockholder is not an “affiliate” of Thermo within the meaning of Rule 144 promulgated under the Securities Act, then Thermo shall remove such affiliate legend from the Thermo Share certificate(s) as soon as reasonably practicable.

11.                 Termination.  This Agreement shall terminate and have no further force or effect as of the Termination Date.  All provisions of this Agreement shall survive the Merger.  The termination of this Agreement shall not relieve any party of liability for a breach of this Agreement.

12.                Miscellaneous.

(a)            Validity.  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect.  In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto will negotiate in good faith and will execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

(b)           Binding Effect and Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

(c)           Amendments; Waiver.  This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

(d)           Specific Performance; Injunctive Relief.  The parties hereto acknowledge that Thermo shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein.  Therefore, it is agreed that, in addition to any other remedies that may be available to Thermo upon any such violation, Thermo shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Thermo at law or in equity.

(e)            Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via facsimile (receipt confirmed), or email to the parties at the following addresses or facsimile numbers or, if by email, to the email address of the recipient last known to the sender (or at such other address or facsimile numbers for a party as shall be specified by like notice):

If to Thermo:	2711 Citrus Road
Rancho Cordova, CA 95742
Attention:  Chief Executive Officer
Telephone No.:  (916) 858-5100
Facsimile No.: (916) 858-5199

with a copy to:	Weintraub Tobin
400 Capitol Mall, 11th Floor
Sacramento, CA 95814
Attention: David Adams
Telephone No.: (916) 558-6028
Facsimile No.:  (916) 446-1611

If to Stockholder:	To the address set forth on the signature page hereof.

(f)            No Waiver.  The failure of any party to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(g)           No Third Party Beneficiaries.  This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(h)           Governing Law.  This Agreement shall be governed by the laws of the State of Delaware, without reference to rules of conflicts of law.

(i)             Submission to Jurisdiction.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court sitting in Sacramento County, California. The parties hereto hereby (i) submit to the exclusive jurisdiction of any state or federal court sitting in the Sacramento County for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

(j)             Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(k)           Entire Agreement.  This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations, agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

(l)             Interpretation.

(i)            Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

(ii)            The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

(m)          Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the expenses (provided that RX may pay the reasonable attorney’s fees of Stockholder for the negotiation of this Agreement).

(n)           Further Assurances.  From time to time, at any other party's request and without further consideration, each party shall execute and deliver any additional documents and take any further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(o)           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(p)            No Obligation to Exercise Options.  Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall obligate Stockholder to exercise any option, warrant or other right to acquire RX Shares.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

THERMOGENESIS CORP.		STOCKHOLDER

By:		By:
	Signature of Authorized Signatory		Signature

Name:		Name:

Title:		Title:

Print Address

Telephone

Facsimile No.

Shares beneficially owned:

shares of RX Common Stock

shares of RX Common Stock issuable upon exercise of outstanding options

 [Signature Page to Lock-up Agreement]